Exhibit 10.1

February 8, 2012

Barry Gorsun

at the Address on file with MRV

Re:  Terms of Employment

Dear Barry:

The purpose of this letter agreement (the “Agreement”) is to set forth the terms of your employment with MRV Communications, Inc., a Delaware corporation (“MRV”).  Capitalized terms that are used in this Agreement but not defined herein shall have the same meaning as set forth in the employment agreement between you and MRV Communication — Boston Division, Inc., a Massachusetts corporation, dated March 10, 2011 (the “Employment Agreement”).

1.                                       Amendment and Assumption of Employment Agreement.  MRV,  MRV Communication — Boston Division, Inc., and you hereby agree to the assignment to, and assumption of your Employment Agreement by, MRV.  Effective as of February 2, 2012, all references in your Employment Agreement to (i) the “Company” and “Parent” shall be deemed to refer to MRV, (ii) the “Board of Directors” shall be deemed to refer to the board of directors of MRV, (iii) the “Compensation Committee” or any other committee of the Board of Directors shall be deemed to refer to the Compensation Committee or other applicable committee of the board of directors of MRV, and (iv) the “Agreement” shall be deemed to refer to the Employment Agreement as amended herein.  In addition, the following amendments to your Employment Agreement are hereby agreed to, effective as of February 2, 2012:

a.               Section 1.1 is hereby amended and restated in its entirety to read as follows:

Position; Duties and Responsibilities.  Effective as of February 2, 2012, and thereafter while the Executive is employed by the Company, he will  serve as the Chief Executive Officer of the Company and will report to the Board of Directors.  The Executive will have such duties and responsibilities as are commensurate with his position and such other duties and responsibilities commensurate with his position as are from time to time assigned to him by the Parent.

b.              Section 2.1 is hereby amended and restated in its entirety to read as follows:

Base Salary and Bonus.  Effective as of February 2, 2012, and thereafter while the Executive is employed by the Company, the Executive’s annual rate of base salary will be $380,000, and which shall be payable in accordance with the Company’s payroll practices, as in effect from time to time.  Further, provided the Executive remains employed through the payment date of any bonus described in this Section 2.1, to the extent any distribution (including, but not limited to, through cash dividends, share repurchases or other consideration received by stockholders in connection with the sale of Company) is made to Company stockholders (each, a “Stockholder Distribution” and collectively, “Stockholder Distributions”) , the Executive shall be eligible to receive a bonus payment equal to (a) the sum of (i) 160% of the Executive’s annual base salary times the per-share Stockholder Distributions to the extent less than or equal to $1.15, plus (ii) 480% of the Executive’s annual base salary times the per-share Stockholder Distributions, if any, in excess of $1.15, divided by (b) $1.00. Any bonus amount payable in accordance with the preceding sentence shall be payable as soon as practicable, but in no event more than ten (10) business days after the date that any Stockholder Distribution is paid to the Company’s stockholders. Notwithstanding the foregoing, no bonus shall be paid at the time of (or within the 10 day period following) a Stockholder Distribution that is paid to Company stockholders prior to March 31, 2012. Any Stockholder Distribution paid prior to March 31, 2012 shall be cumulated together with any subsequent Stockholder Distributions made in connection with, or at the time of, the sale of the equity or substantially all of the assets of MRV to determine the total bonus due in accordance with the above formula.  In the event the Executive’s employment is terminated by the Company without Cause, the Executive shall be entitled to receive a bonus in accordance with this Section 2.1 based on the Stockholder Distributions through the date of termination (including receiving any bonus for a Stockholder Distribution paid prior to March 31, 2012), plus the net proceeds per share of any sale of all or a portion of MRV that occurs from the date of this Agreement but prior to the date of termination minus any bonuses previously received in accordance with this Section 2.1 that related to such net proceeds.  Annex A, which is attached hereto, provides an illustration of the calculation of the bonuses described above and is provided solely for illustrative purposes.  Except as otherwise provided in this Section 2.1, the Executive shall not be entitled to receive any other short- or long-term incentive or bonus award or payment for services performed during 2012 and thereafter.

c.               The first two sentences of Section 3.3 are hereby amended and restated in their entirety to read as follows:

The Executive shall vest in full in any unvested grants of stock options, restricted stock, restricted stock units or other equity awards previously received upon the occurrence of a change of control of MRV Communication — Boston Division, Inc.  Notwithstanding provisions in the equity grant agreements regarding expiration upon termination of employment, the grants shall not expire until the sooner of a) three years from the date of the change in control of MRV Communication — Boston Division, Inc. and b) the expiration of the equity grant.  For purposes of this Section 3.3, a “change of control of MRV Communication — Boston Division, Inc.” shall have the same meaning as “Change of Control” in Section 4.4 hereof, except that references to the “Company” shall be deemed to refer to “MRV Communication — Boston Division, Inc.”

2.                                       Waiver of “Good Reason”.  By signing below, you hereby waive any right to claim “Good Reason” (as defined in Section 4.3 of your Employment Agreement) to terminate your employment under the terms of your Employment Agreement due to the change in your compensation arrangements as set forth in this Agreement.

3.                                       Notice. For purposes of Section 8.10 of your Employment Agreement, as amended by this Agreement, notices shall be delivered to:

If to the Company, to:

MRV Communications, Inc.

20415 Nordhoff Street

Chatsworth, California 91311

Attention: General Counsel

If to you, to:

At the address shown on the Company’s records

4.                                       Governing Law.  This Agreement will be governed by, construed and enforced under the laws of the State of Massachusetts, except to the extent preempted by Federal law.

5.                                       Withholding.  MRV may withhold from any and all amounts payable to you under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to applicable laws or regulations.

6.                                    Disputes; Entire Agreement/Counterparts.  Except as otherwise provided herein, your Employment Agreement (including, for the avoidance of doubt, the severance provisions set forth in Sections 3.1 and 3.2 of your Employment Agreement), outstanding equity award agreements and other arrangements will remain in full force and effect in accordance with their terms.  Any disputes arising under this Agreement shall be governed under the provisions of Section 4 of your Employment Agreement.  This Agreement and your Employment Agreement constitute the entire agreement between the parties and may not be modified or changed except by written instrument executed by all parties.  This Agreement may be executed in counterparts, each of which shall constitute an original and which together shall constitute a single instrument.

If this Agreement correctly sets forth your understanding of our agreement with respect to the foregoing matters, please so indicate by signing below on the line provided for your signature.

Very Truly Yours,

/s/ Kenneth Traub
	Name:	Kenneth Traub
	Title:	Chairman of the Board of Directors

Reviewed, approved and agreed:

/s/ Barry Gorsun
Barry Gorsun
February 8, 2012